EXHIBIT 15.1

TERRY AMISANO LTD.	AMISANO HANSON
KEVIN HANSON, CA	CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We hereby consent to the use, in the Form 20-F filed on December 15, 2004 for Dittybase Technologies Inc., of our report dated August 9, 2004 [except as to Note 6 c), which is as of October 20, 2004] relating to the December 31, 2003, 2002 and 2001 financial statements of Dittybase Technologies Inc., which appears in such Form.

          We hereby consent to the use of our name as it appears in Item 10 G. of such Form under the caption "Statement by Experts".

“Amisano Hanson”
Amisano Hanson, Chartered Accountants

Vancouver, BC, Canada
December 15, 2004

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net